                           SECOND AMENDED AND RESTATED               Exhibit 6.1
                              EMPLOYMENT AGREEMENT                   -----------

         THIS SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT
(the "Agreement") is made as of this 8th day of August, 1997, by and between MEDIA DROPIN PRODUCTIONS, INC., a Delaware corporation (the "Employer"), and STEVEN M. SAFERIN (the "Employee").

         WHEREAS, Employer and Employee entered into an Employment Agreement dated August 27, 1993 (the "Original Agreement"), for Employee to act as Employer's President and Chief Operating Officer; and

         WHEREAS, Employer and Employee entered into an Amended and Restated Employment Agreement November 1, 1995 (the "First Amended Agreement") for Employee to act as Employer's President and Chief Executive Officer; and

         WHEREAS, on or about the date hereof, the Employer has become a wholly owned subsidiary of MDI Entertainment, Inc. (the "Parent"); and

         WHEREAS, as a result of Employee's recent outstanding performance on behalf of Employer, Employer desires to procure the services of Employee beyond the current expiration of the First Amended Agreement; and

         WHEREAS, Employee is willing to extend the term of his employment with Employer upon the terms and conditions herein contained.

         NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:


         1. Employment.

         The Employer hereby hires the Employee and the Employee hereby accepts such employment as the President and Chief Executive Officer to render the Services on behalf of the Employer, subject to the supervision and direction of the Board of Directors of the Employer.

         2. Term.

         The term of employment shall be for the period commencing on the date of closing under the Agreement and Plan of Reorganization between the Employer, the Parent and certain related entities and terminating on the later to occur of
(a) five (5) years from the date of commencement or (b) three (3) years from the date Parent first files a registration statement with the Securities and Exchange Commission registering all of the shares of common or preferred stock owned by Employee, and Employer's shares are being traded on the NYSE, AMEX or NASDAQ (but excluding NASDAQ Bulletin Board or Small Cap). After the initial term of employment as described above, this Agreement shall automatically renew from year to year, unless either party gives the other written notice of its intention not to renew this Agreement at least ninety (90) days prior to the expiration of the original term or any annual renewal.


         3. Duties.

         The Employee hereby accepts employment by the Employer for the term and upon the conditions set forth in this Agreement, and shall:


                  (a) During the term of this Agreement, the Employee shall render to the very best of the Employee's ability, on behalf of and in the best interest of the Employer, the Services to and for the Employer carrying on such Services in accordance with reasonable policies and reasonable directives of the Employer from time to time established.

                  (b) Devote such time, energy and skill reasonably necessary to the performance of the Services for which the Employee is engaged, at such place or places and during regular business days as well as the business hours during the day necessary in order to accomplish the Services in the Employer's best interests, and in accordance with the ethical standards of the Employer from time to time established.

                  (c) The Employee shall faithfully and industriously assume and perform with skill, care, diligence and attention all responsibilities and duties connected with his employment on behalf of the Employer.

                  (d) The Employee shall have no authority to enter into any contracts binding upon the Employer, which would create any obligations on the part of the Employer, except as may be specifically authorized by the Employer.

                  (e) During the employment with the Employer, the Employee shall not engage in or perform services of any nature in any capacity with any business, including, but not limited to any such business or organization competitive with the Employer. The Employee shall work at all times during the period of employment hereunder in the best interests of Employer and for the advancement of the Employer and never knowingly take action against the best interests of the Employer.

         4. Compensation

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

                  (a) Salary. For all services to be rendered by the Employee to the Employer during the period from date of this Agreement through February 28, 1998, the Employer shall pay the Employee a salary of $300,000.00 per year payable twice per month, in equal installments, during the term of employment, with appropriate deduction therefrom for all federal, state and local withholding taxes. The Employer shall evaluate the Employee's salary on n March 1, 1998 and on each anniversary thereafter, Employee's salary may be increased to an amount equal to the greater of (i) the salary payable in the previous year increased by five percent (5%) or (ii) the salary payable in the previous year multiplied by a fraction, the numerator of which shall be the Consumer Price Index (the "CPI") as of the last day of the previous twelve (12) month period and the denominator of which shall be the CPI as of the last day of the second previous twelve (12) month period (except that to determine the denominator for the adjustment for the second year of this Agreement, the denominator shall be the CPI as of the date of the Agreement). In no event, however, shall the salary be increased by more than ten percent (10%) over the salary for the then immediately preceding year. The adjusted salary thereby established shall continue in effect as the salary until again adjusted as herein provided. As used herein, the term "Consumer Price Index" or "CPI" shall mean the Consumer Price Index for All Urban Consumers ("CPI-U"), Hartford, Connecticut, all items (1982-1984 = 100) issued and published by the Bureau of Labor Statistics of the United States Department of Labor. In the event that CPI Increases to use a 1982-1984 base rate of 100 as a basis for calculation, or if substantial changes made in the terms or number of items contained in CPI-U, then CPI shall be adjusted to the figure that would have been arrived at had the manner of computing the CPI-U is in effect as of the date of this Lease not been altered. If CPI-U is not available, the term Consumer Price Index shall mean (i) a successor or substitute index to CPI-U, appropriately adjusted; or (ii) if such a successor or substitute index is not available or may not lawfully be used for the purposes herein stated, a reliable governmental or other non-partisan publication selected by Employer evaluating the information theretofore used in determining CPI-U. The Employer and Employee may, from time to time, reflect increases and decreases in the Employee's compensation as may be mutually agreed upon, in accordance with the foregoing, by evidencing such change in writing signed by both parties.

                  (b) Incentive Compensation.

                           (i) The parties acknowledge that Employee has been
paid all bonuses Employee was entitled to under the terms of the Original Agreement and First Amended Agreement.

                           (ii) Throughout the term of this Agreement, Employee
shall be entitled to a bonus equal to two percent of the gross income of Employer or any Related Entity (as herein defined) of Employer. The bonus shall be paid within thirty (30) days after the end of each calendar quarter based on the gross income during that quarter. Related Entity as used in this subparagraph (ii) shall include any subsidiary or affiliated company of Employer. In the event of any dispute over the amount of the amount of gross income in any quarter, the certified public accountant auditing Parent shall resolve the dispute. Notwithstanding anything to the contrary, the maximum amount of incentive compensation payable pursuant to this paragraph 4(b) over the term of this Agreement shall be Three Hundred Thirty-Five Thousand Dollars ($335,000.00). After Employee has received One Hundred Forty Thousand Dollars ($140,000.00) of incentive compensation hereunder, Employer shall have the right to withhold seventy-two percent (72%) of any payment due hereunder and apply the same against the officer loan currently due from Employee to Employer until the said officer loan is repaid.

         5. Fringe Benefits.

         The Employer only shall provide and furnish to the Employee, all fringe benefits which Employer may from time to time generally make available to other employees of the Employer, as determined by the Employer in its discretion, including by way of example, health insurance comparable to the health insurance being maintained for Employee's benefit prior to the date hereof, group disability insurance and profit sharing plan. Employee shall additionally be entitled to those fringe benefits listed on Exhibit B, attached hereto and made a part hereof. Nothing herein contained shall create a contractual obligation on the part of Employer to provide any particular fringe benefit to employees of Employer holding comparable positions to that of Employee.


         6. Records of the Employer.

         The Employee, during the course of his employment with the Employer may work on and be consulted with respect to matters for clients of the Employer. All such matters are highly confidential. The Employee understands and agrees that the Employee shall acquire no rights to any of this information. All records, notes, memoranda, files, financial statements, client and client lists, brochures, documents and all other similar material relating to the Employer or the business of the Employer or those of its clients (hereinafter referred to as the "Records") which shall come into the possession of the Employee, shall remain and be deemed to be the property of the Employer. The Employee shall promptly return any originals and all copies of the Records to the Employer upon request. Upon cessation of employment for whatever reason, the Employee shall promptly deliver to the Employer the Records in his possession or delivered to or otherwise acquired by the Employee concerning the Employer or its clients.


         7. Non-Disclosure.

         Except with the prior written consent of the Employer, which consent is within the sole discretion of the Employer, the Employee agrees that he will not directly or indirectly, during the term of his employment, disclose or reveal (except as Employee is required to disclose by court order, summons, subpoena or similar process of law or to Employer's attorney in connection with the foregoing) to or use for the Employee or others, the confidential information of the Employer or its clients including, but not limited to proprietary information, secrets, the lists of the

Employer's clients, the lists of employees of the Employer, any secret or confidential information or data regarding the business of the Employer, any secret or confidential information or data concerning the clients or prospective clients of the Employer. Such business methods and secrets shall include but are not limited to programs, data systems, processes, computer programs, computer systems, equipment and configurations, financial information, pricing policies, names of employees, names of clients, any information contained on any Records and all other business knowledge and techniques of the Employer.

         8. Termination.

         The employment of the Employee shall terminate for "good cause" upon the occurrence of any one of the following conditions or events:


                  (a) By the death or disability of the Employee;

                  (b) In the event the Employee shall fail or refuse to faithfully or diligently perform the provisions of this Agreement or the usual customary duties of his employment and such failure is not corrected within thirty (30) days of written notice from Employer;

                  (c) In the event that the Employee is convicted of a felony;

                  (d) The withholding by Employee of any fees or income rightfully belonging to Employer.

         For the purposes of subparagraph (a) hereof, "disability" shall mean a physical or mental illness, which results in Employee not being able to carry out his duties under this Agreement for a period of six (6) consecutive months. As of the date of termination, Employer shall be responsible to pay to Employee only such salary and incentive compensation as has been earned by Employee prior to the date of termination and Employer shall have no further obligations to Employee.

         9. Employee Resignation

                  (a) The Employee may resign at any time for "good reason", upon not less than thirty (30) days prior written notice to the Corporation specifying in reasonable detail the reason therefor. For purposes of this
Section 9, "good reason" means any of the following:

                           (i) INTENTIONALLY DELETED.

                           (ii) The failure of the Employer, within ten (10)
business days after the Employee has provided written notice to the Board of Directors of the Corporation (with a copy



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

to the President of Parent.) requesting any payment of salary or material reimbursable expenses due and owing to the Employee hereunder, to make said payment to the Employee;

                           (iii) The Employer requires the Employee to be based
at any office or location more than 25 miles from the office at which the Employee is based as of the date of this Agreement, except for travel reasonably required in the performance and discharge of the Employee's tasks and duties hereunder, and unless Employer and Employee agree that such requirement shall not constitute "good reason";

                           (iv) Any failure by Parent to obtain the assumption
of this Agreement by any successor or parent;


                           (v) Any material change by the Employer in the
Employee's function, duties, or responsibilities from those contemplated herein, without the prior written consent of the Employee; or

                           (vi) Any pattern or practice of harassment or other
conduct by the Board of Directors or senior management of Parent or the Board of Directors of Employer intended to provoke the Employee's resignation, or which modifies in any material adverse respect the manner in which the business of the Employer is operated from the manner in which the Employer's business has been operated prior to the date hereof;

                  (b) In the event that, on or before February 28, 2002, the Employer terminates the Employee's employment without "good cause" or the Employee resigns for "good reason", the Employer shall pay to the Employee or, in the event of the Employee's death subsequent to the date of termination or resignation, to the Employee's estate, in addition to the salary and benefits earned by him prior to the date of termination (computed pro rata through the date of termination) and all reimbursable expenses incurred through the date of termination, an amount equal to the present value sum of the salary fixed at the salary rate on the date of termination or resignation which the Employee would have received through February 28, 2002 had his employment not been terminated or had he not resigned ("Present Value Amount"). The Present Value Amount shall be payable in twelve ( 12) consecutive, equal monthly payments, commencing on the fifteenth day of the month immediately following the month in which the termination or resignation occurred. In determining the Present Value Amount, a discount factor equal to the Prime Rate of Citibank shall be used.

         10. Indemnification.

         The Employee agrees to indemnify, save and hold the Employer and its officers, directors and stockholders harmless from any and all claims and damages which may arise out of or result from or in connection with any breach by the Employee of the provisions herein, including, but not limited to reasonable attorney's fees and litigation and legal expenses, if Employer shall prevail in such litigation, provided that if Employee shall prevail in such litigation, then

Employer shall pay Employee's reasonable attorney's fees and litigation and legal expenses. For purposes of the obligations of Employee set forth in paragraphs 1, 3(a), 3(b), and 3(c) hereof, Employee shall not be deemed to be in breach of such obligations unless Employer shall have given Employee written notice of the nature of such breach, and Employee shall have failed to cure the breach within fifteen (15) days after receipt of such written notice.

         11. Enforceability.

         The Employee acknowledges that the restrictions contained herein, including those contained in Sections 6, 7, and 10 hereof, are reasonable, but agrees that if any court of competent jurisdiction shall hold any such restrictions unreasonable as to time, activities, or otherwise, such restriction shall be deemed to be reduced to the extent necessary in the opinion of the court to make it reasonable.

         The covenants of the Employee set forth herein are the essence of this Agreement; they shall be construed as independent of any other provisions in this Agreement; and the existence of any claim or cause of action of the Employee against the Employer, whether predicated on this Agreement or not, shall not constitute a defense to the enforcement by the Employer.

         12. Remedies.

         The Employee acknowledges that a violation of any of the agreements or covenants contained herein could cause irreparable injury to the Employer and there may be no adequate remedy at law for such violation. In the event of a breach or a threatened breach by the Employee of the provisions of this Agreement, the Employer shall have the right, in addition to any other remedies available to it at law or in equity, to enjoin the Employee or any Employee representatives, agents, employees of the Employee or employer of the Employee, in a court of equity from violating any of the provisions hereof.

         This subsection shall not be construed to limit in any manner whatsoever any other rights and remedies an aggrieved party may have by virtue of any breach of this Agreement.

         13. Construction.

         This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Connecticut.

         14. Notices.

         All notices under this Agreement shall be in writing and shall be deemed to have been duly given when mailed by certified mail, return receipt requested to the Employer at its principal place of business and to the Employee at his residence address then listed in the



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

Employer's Records, or to such other addresses as either of them, by written notice to the other, may from time to time designate. Time shall be counted from the date of mailing.

         15. Entire Agreement.

         This instrument contains the entire Agreement among the parties and supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided forth herein and no modifications shall be binding upon the party affected unless set forth in writing and duly executed by each party affected.

         16. Severability.

         In the event that one or more of the provisions of this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

         17. Headings.

         The descriptive headings of the several sections and paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.


         18. Singular, Plural and Gender.

         Unless the context otherwise requires, whenever used in this Agreement, the singular shall include the plural, the plural shall include the singular and the masculine gender shall include the neuter and feminine gender, and vice versa.


         19. Survival.

The provisions of Sections 6 through 11 inclusive shall survive any termination of this Agreement.

         20. Representation.

         Employer and Employee acknowledge that the Law Firm of Kaplan, Heyman, Greenberg, Engelman & Belgrad, P.A., and Stanley S. Fine, Esquire solely represent Employer and that Employee has been previously advised by counsel for the Employer that he should obtain an independent attorney to represent him with respect to this matter. Employee is hereby on notice and is again being advised that he should obtain independent legal counsel.

         IN WITNESS WHEREOF, the parties do hereby sign, seal and deliver this Employment Agreement.

WITNESS:

/s/ Kenneth Przysiecki                             /s/ Steven M. Saferin
--------------------------                 ----------------------------
                                           STEVEN M. SAFERIN

                                                    EMPLOYEE


WITNESS:                                   MEDIA DROP-IN PRODUCTIONS, INC.

                                                    /s/ Steven M. Saferin
/s/ Kenneth Przysiecki                     By:                         (SEAL)
--------------------------                    -------------------------
                                                    President

 .
                                                    EMPLOYER


                                    GUARANTY
                                    --------

         MDI Entertainment, Inc., for the purpose of inducing Employee to enter into this Agreement, joins in this Agreement and does hereby absolutely and unconditionally guarantee to Employee, his personal representatives and heirs, the performance of all covenants and agreements of Employer under this Agreement, including but not limited to payment of all salary and Present Value Amount due hereunder.

                  MDI ENTERTAINMENT, INC.



                  By: ------------------------------

                 FIRST AMENDMENT TO SECOND AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

     THIS FIRST AMENDMENT TO SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Amendment") is made as of this 21st day of September, 1998, by and between MEDIA DROP-IN PRODUCTIONS, INC., a Delaware corporation (the "Employer"), and STEVEN M. SAFERIN (the "Employee").

     WHEREAS, Employer and Employee entered into an Employment Agreement dated August 27, 1993 (the "Original Agreement"), for Employee to act as Employer's President and Chief Operating Officer; and

     WHEREAS, Employer and Employee entered into an Amended and Restated Employment Agreement dated as of November 1, 1995 (the "First Amended Agreement") for Employee to act as Employer's President and Chief Executive Officer; and

     WHEREAS, Employer and Employee entered into a Second Amended and Restated Employment Agreement dated as of August 8, 1997 (the "Second Amended Agreement") whereby Employee extended the term of his employment; and

     WHEREAS, Employer and Employee desire to amend the Second Amended Agreement to modify the provision relating to incentive compensation, upon the terms and conditions herein contained.

     NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     1. Section 4(b)(ii) of the Second Amended Agreement is hereby modified by deleting the word "gross income" and inserting the words "gross revenue calculated in accordance with generally accepted accounting principles" in lieu thereof.

     2. Except as expressly provided herein, the Second Amended Agreement shall remain in full force and effect as if the terms hereof were expressly incorporated therein.

     3. This Amendment may be executed in counterparts, each of which shall be deemed an original and each of which when taken together shall constitute one and the same instrument.

                           SEE ATTACHED SIGNATURE PAGE

     IN WITNESS WHEREOF, the parties do hereby sign, seal and deliver this Amendment.


WITNESS:


/s/ Kenneth M. Przysiecki                 /s/ Steven M. Saferin (SEAL)
-------------------------                 ----------------------------
                                          Steven M Saferin
                                          EMPLOYEE


WITNESS:                                  MEDIA DROP-IN PRODUCTIONS, INC.


/s/ Kenneth M. Przysiecki                 /s/ Steven M. Saferin (SEAL)
-------------------------                 ----------------------------
                                                               , President
                                          EMPLOYER


     MDI Entertainment, Inc., as Guarantor of the Seconded Amended Agreement, joins in this Amendment and does hereby absolutely and unconditionally guarantee to Employee, his personal representatives and heirs, the performance of all covenants and agreements of Employer under this Agreement.


                                          MDI ENTERTAINMENT, INC.



                                          By: /s/ Steven M. Saferin
                                              ---------------------





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